Exhibit 99.1

BRIGGS & STRATTON CORPORATION ANNOUNCES
ELECTION OF A NEW DIRECTOR

Milwaukee, January 22, 2014/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG):

Briggs & Stratton Corporation today announced that its Board of Directors has unanimously elected Frank M. Jaehnert as a director of the company effective upon conclusion of the board meeting held today.

Mr. Jaehnert will serve as a member of the class of directors whose terms of office expire in 2015. Mr. Jaehnert is the retired Chief Executive Officer and President of Brady Corporation, a leading provider of high performance labels and signs, safety devices, printing systems and software, headquartered in Milwaukee, WI. He also serves on the Board of Directors of Nordson Corporation.

About Briggs & Stratton Corporation:
Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. The Company’s products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

CONTACT: David J. Rodgers, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333 (BGG)